FS Credit Real Estate Income Trust, Inc.

Exhibit 3.1

FS CREDIT REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

FS Credit Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the designation of the Corporation’s Class S Common Stock, $0.01 par value per share, to Class F Common Stock, $0.01 par value per share. All references in the Charter to “Class S Common Shares” are hereby changed to “Class F Common Shares” and all references in the Charter to “Net Asset Value per Class S Common Share” are hereby changed to “Net Asset Value per Class F Common Share.”

SECOND: The Charter is hereby further amended to change the designation of the Corporation’s Class T-C Common Stock, $0.01 par value per share, to Class S Common Stock, $0.01 par value per share. All references in the Charter to “Class T-C Common Shares” are hereby changed to “Class S Common Shares” and all references in the Charter to “Net Asset Value per Class T-C Common Share” are hereby changed to “Net Asset Value per Class S Common Share.”

THIRD: The amendments to the Charter as set forth in Articles FIRST and SECOND above have been duly approved by at least a majority of the entire Board of Directors as required by law. The amendments to the Charter as set forth in Articles FIRST and SECOND above are made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

FOURTH: The Charter is hereby further amended by deleting Section 5.2.6 in its entirety and substituting in lieu thereof a new Section 5.2.6 as follows:

Section 5.2.6

Conversion of Class T Common Shares. Each Class T Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into such number of Class I Common Shares equal to the product of each Class T Common Share to be converted and a fraction, the numerator of which is the Net Asset Value per Class T Common Share and the denominator of which is the Net Asset Value per Class I Common Share, on the earlier of (a) a Listing of the Class I Common Shares, (b) the sale or other disposition of all or substantially all of the Corporation’s assets or a merger or consolidation of the Corporation with or into another entity in a transaction in which holders of Class T Common Shares receive cash and/or shares of stock that are listed on a national securities exchange, (c) the end of the month in which the Dealer Manager in conjunction with the Corporation’s transfer agent determines that Total Corporation-Level Underwriting Compensation paid in the Offering in which such Class T Common Shares were sold equals ten percent of the Gross Proceeds of the primary portion of such Offering (i.e. excluding the proceeds from the sale of Common Shares in the Reinvestment Plan) and (d) the end of the month in which the Corporation, with the assistance of the Dealer Manager, determines that Total Account-Level Underwriting Compensation with respect to the Class T Common Shares held by such Stockholder within such account equals an aggregate of (i) 8.75% of the sum of the gross proceeds from the sale of such Class T Common Shares and the aggregate Reinvestment Proceeds from any Shares issued pursuant to a Reinvestment Plan with respect to such Shares or (ii) a lower limit, provided that, in the case of a lower limit, (x) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time Class T Common Shares were first issued to such account sets forth the lower limit and (y) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing.

FIFTH: The Charter is hereby further amended by deleting Section 5.2.7 in its entirety and substituting in lieu thereof a new Section 5.2.7 as follows:

Section 5.2.7

Conversion of Class S Common Shares. Each Class S Common Share held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into such number of Class I Common Shares equal to the product of each Class S Common Share to be converted and a fraction, the numerator of which is the Net Asset Value per Class S Common Share and the denominator of which is the Net Asset Value per Class I Common Share, on the earlier of (a) a Listing of the Class I Common Shares, (b) the sale or other disposition of all or substantially all of the Corporation’s assets or a merger or consolidation of the Corporation with or into another entity in a transaction in which holders of Class S Common Shares receive cash and/or shares of stock that are listed on a national securities exchange, (c) the end of the month in which the Dealer Manager in conjunction with the Corporation’s transfer agent determines that Total Corporation-Level Underwriting Compensation paid in the Offering in which such Class S Common Shares were sold equals ten percent of the Gross Proceeds of the primary portion of such Offering (i.e. excluding the proceeds from the sale of Common Shares in the Reinvestment Plan) and (d) the end of the month in which the Corporation, with the assistance of the Dealer Manager, determines that Total Account-Level Underwriting Compensation with respect to the Class S Common Shares held by such Stockholder within such account equals an aggregate of (i) 8.75% of the sum of the gross proceeds from the sale of such Class S Common Shares and the aggregate Reinvestment Proceeds from any Shares issued pursuant to a Reinvestment Plan with respect to such Shares or (ii) a lower limit, provided that, in the case of a lower limit, (x) the agreement between the Dealer Manager and the Soliciting Dealer in effect at the time Class S Common Shares were first issued to such account sets forth the lower limit and (y) the Dealer Manager advises the Corporation’s transfer agent of the lower limit in writing.

SIXTH: The amendments to the Charter as set forth in Articles FOURTH and FIFTH above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

SEVENTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

EIGHTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Vice President, Treasurer and Secretary on this 15th day of August, 2018.

ATTEST:			FS CREDIT REAL ESTATE INCOME TRUST, INC.

By:		/s/ Stephen S. Sypherd	By:		/s/ Michael C. Forman	(SEAL)
	Name:	Stephen S. Sypherd		Name:	Michael C. Forman
	Title:	Vice President, Secretary and Treasurer		Title:	Chairman, President and Chief Executive Officer

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